Exhibit 99.1

China TMK Battery Systems Inc. Reports Second Quarter
2010 Financial Results

  Q2 2010 revenues increased 47.3% to $16.8 million

  Q2 2010 GAAP net income increased 28.9% to $2.3 million, adjusted net income increased 41.3% to $2.5 million, or $0.07 per diluted share

  Management to host earnings conference call on August 18, 2010 at 10:30am ET

SHENZHEN, China, August 17 -- China TMK Battery Systems Inc. (OTC Bulletin Board: DFEL) ("TMK" or "the Company") (formerly, Deerfield Resources, Ltd.), a Chinese manufacturer and distributor of customized rechargeable battery solutions to global consumer products industry, today announced the Company's financial results for the three month period ended June 30, 2010.

GAAP Second Quarter 2010 Results (USD) (unaudited)
Three months ended June 30,	2010	2009	CHANGE
Sales	$16.8 million	$11.4 million	+47.3%
GAAP Gross Profit	$3.4 million	$2.8 million	+21.2%
GAAP Net Income	$2.3 million	$1.8 million	+28.9%
GAAP EPS (Diluted)	$0.06	$0.07	--
Weighted Average Shares (Diluted)	36.6 million	25.3 million	+44.8%
Non-GAAP Adjusted Second Quarter 2010 Results (USD) (unaudited)
Sales	$16.8 million	$11.4 million	+47.3%
Adjusted Gross Profit	$4.1 million (1)	$2.8million	+47.4%
Adjusted Net Income	$2.5 million (1)(2)	$1.8million	+41.3%
Adjusted EPS (Diluted)	$0.07 (1)(2)	$0.07	--
Weighted Average Shares (Diluted)	36.6 million	25.3million	+44.8%

(1)  Excludes a $0.7 million one-time expense related to employee incentive compensation that incurred in Q2 2010.

(2)  Adjusted net income and adjusted earnings per share exclude a non-cash gain of $1.1 million for the changes in fair value of warrants, and a $0.8 million one-time expense related to employee incentive compensation that incurred in Q2 2010.

Second Quarter ended June 30, 2010

For the second quarter of 2010, revenues increased 47.3% to $16.8 million, from $11.4 million in the second quarter of 2009. The increase was primarily due to rising demand for TMK’s products, from both existing and new customers resulting from the Company’s expanded sales and marketing efforts.

Total cost of sales increased $4.8 million, or 56%, to $13.4 million in the three months ended June 30, 2010 from $8.6 million in the same period in 2009. The Company’s GAAP gross profit increased 21.2% to $3.4 million in the three months ended June 30, 2010 compared to $2.8 million in the second quarter of 2009, with gross margin of 20.2% and 24.5% in each respective period. Excluding $0.7 million from a one-time expense related to employee incentive compensation, adjusted gross profit for the second quarter of 2010 and 2009, was $4.1 million and $2.8 million, respectively, with adjusted gross margin of 24.5% and 24.5% in each respective period.

Operating expenses for the second quarter of 2010 were approximately $1.7 million in comparison to $0.6 million in the second quarter of 2009. It is due to increase in selling expense and R&D investment as a result of revenue growth as well as welfare payments made in second quarter. Selling expenses were $0.5 million, as compared to $0.2 million in the respective periods. The increase was primarily due to an increase in sales compensation including sales commission as a percentage of sales revenue and marketing activities.

GAAP Net income for the Company in the second quarter of 2010 was approximately $2.3 million, an increase of $0.5 million, or 28.9%, from $1.8 million in the equivalent quarter last year. GAAP diluted earnings per share for the second quarter of 2010 was $0.06 based on 36.5 million weighted average shares outstanding, as compared to diluted earnings per share of $.07 for the second quarter of 2009, based on 25.3 million weighted average shares outstanding.

Excluding non-cash items, adjusted net income for the second quarter of 2010 and 2009 was $2.5 million and $1.8 million, respectively, with corresponding adjusted earnings per share of $0.07 and $0.07 based on 36.6 million and 25.2 million diluted shares, respectively. (See "Reconciliation of GAAP Net Income to Adjusted Net Income" table below.)

One of the major reasons that the Company’s costs of goods sold and operating expenses were higher as a percentage of revenue in this quarter was that the Company paid a one-time cash bonus of approximately $1.5 million in aggregate to over 300 employees in the second quarter of 2010. These employees are non-executives and have made positive contribution to the Company’s high growth. The Company views its employees as one of its most important assets and took an extra measure to insure the continued valuable contributions of its skilled and trained employees. The Company does not expect to compensate employees with cash incentives or bonuses in the foreseeable future. In accordance with GAAP, the compensation expense was allocated to costs of goods sold and operating expenses as appropriate. On an adjusted basis, the second quarter 2010 gross margin and operating expenses as a percentage of sales would have been comparable to the corresponding second quarter 2009 percentages.

"We continued our strong growth in the second quarter, with increasing demand for consumer products which utilize environmentally friendly rechargeable batteries, and our push into new end markets," stated Henian Wu, Chairman and President of the Company. “The quarter marked a major milestone in our strategy to become a premier supplier of Nickel Metal Hydride (Ni-MH) based backup power systems by signing a 5-year exclusive distribution agreement with Nevada-based Alexis Power Supply, Inc. We have recently commenced the commercial production of proprietary, rechargeable Ni-MH ‘intelligent battery’ packs , which will be used as back-up power supply sources for multiple industrial applications including telecommunications, solar, railroad and traffic control systems. Our first shipment will land in October and Alexis will market and distribute our products in the US and internationally. We are currently doubling our production capacity to accommodate customer orders and to increase market share in 2010.”

Six Months 2010 Financial Results

GAAP Six Months 2010 Results (USD) (unaudited)
Six months ended June 30,	2010	2009	CHANGE
Sales	$30.0 million	$21.3 million	+41.1%
GAAP Gross Profit	$6.5 million	$5.2 million	+25.7%
GAAP Net Income	$0.8 million	$3.1 million	-74.0%
GAAP EPS (Diluted)	$0.02	$0.12	-80.6%
Weighted Average Shares (Diluted)	33.8 million	25.2 million	+34.0%
Non-GAAP Adjusted Six Months 2010 Results (USD) (unaudited)
Sales	$30.0 million	$21.3 million	+41.1%
Adjusted Gross Profit	$7.3 million(1)	$5.2 million	+39.8%
Adjusted Net Income	$4.5 million(1)(2)	$3.1 million	+43.7%
Adjusted EPS (Diluted)	$0.14(1)(2)	$0.12	+9.4%
Weighted Average Shares (Diluted)	33.8 million	25.2 million	+34.0%

(1)  Excludes a $0.7 million one-time expense related to employee incentive compensation that incurred in Q2 2010

(2)  Adjusted net income and adjusted earnings per share exclude approximately $1.8 million in one-time merger costs incurred in the first quarter of 2010, a non-cash expense of $0.7 million for the changes in fair value of warrants, and a $0.8 million one-time expense related to employee incentive compensation that incurred in Q2 2010.

Please note: For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Sales for the first six months of 2010 were $30.0 million compared to $21.3 million in the same period in 2009, an increase of $8.7 million, or 41.1%, and were mainly driven by growth battery sales.

Cost of sales for the six months ended June 30, 2010 was approximately $23.5 million compared to $16.1 million in the same period of 2009, an increase of $7.4 million, or 46.0% .

Gross profit was $6.5 million for the six months ended June 30, 2010 as compared to approximately $5.2 million for the same period in 2009, representing gross margins of approximately 21.8% and 24.4%, respectively. Excluding $0.7 million from a one-time expense related to employee incentive compensation, adjusted gross profit for the six months ended June 30, 2010 and 2009, was $7.3 million and $5.2 million, respectively, with adjusted gross margin of 24.2% and 24.4% in each respective period.

Operating expenses for the first six months of 2010 were approximately $3.9 million in comparison to $1.3 million in the first six months of 2009. The increase was mainly due to a one-time merger cost of approximately $1.8 million in the first quarter of 2010, reflected primarily in higher general and administrative expenses which were $2.6 million in the first six months of 2010 as compared to $0.6 million in the same period last year.

GAAP net income for the Company in the first six months of 2010 was approximately $0.8 million, a decrease of $2.3 million, or 74.0%, from $3.1 million in the equivalent six months last year. The decrease was primarily due to the one-time merger cost of approximately $1.8 million in the first quarter of 2010 and a non-cash loss of $0.7 million for the changes in fair value of embedded derivative. Diluted earnings per share for the first six months of 2010 was $0.02 based on 33.8 million weighted average shares outstanding, as compared to diluted earnings per share of $0.12 for the first six months of 2009, based on 25.3 million weighted average shares outstanding. Excluding non-cash items and one-time expenses, adjusted net income for the first six months of 2010 and 2009 was $4.5 million and $3.1 million, with corresponding adjusted earnings per share of $0.13 and $0.12 based on 33.8 million and 25.3 million diluted shares, respectively. (See Reconciliation of GAAP Net Income to Adjusted Net Income below.)

Balance Sheet and Cash Flow

Cash and cash equivalents as of June 30, 2010 totaled $0.9 million, while cash used in operating activities was $2.0 million for the six months ended June 30, 2010. Accounts receivable increased to support higher sales volumes and totaled $7.0 million at June 30, 2010 versus $2.9 million at year-end 2009. Net cash provided by financing activities for the six months ended June 30, 2010 was $8.1 million, which was mainly attributable to the completion of the Company’s private placement in the first quarter of 2010. Net cash used in investing activities for the six months ended June 30, 2010 was $5.4 million and included the deposit paid on the pending acquisition of the lithium battery manufacturer, DongfangHualian, and property and equipment purchases. Total shareholders’ equity was approximately $24.4 million at June 30, 2010, with total assets of $48.4 million versus total liabilities of $24.0 million.

Recent Events

In July 2010, TMK started supplying AA/AAA products to Batteries Plus, Inc. (“Batteries Plus”), the largest and fastest growing battery retailer in the U.S. With more than 400 retail stores located in 43 states, Batteries Plus is the leading distributor of all types of batteries. Through this new relationship, TMK will gain a solid foothold into the $24 billion retail battery market in the U.S. The Company expects to generate approximately $1.5 to $3.0 million of revenues in 2011 through this relationship as it rolls out more products to all of Batteries Plus’ more than 400 retail locations.

Conference Call

The conference call will take place at 10:30 a.m. ET on Wednesday, August 18, 2010. Interested participants should call 1-877-941-8418 when calling within the United States or 1-480-629-9809 when calling internationally (passcode 4344287).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=00007937, or visiting http://www.viavid.net , where the webcast can be accessed through September 1, 2010.

A playback will be available through September 1, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally (passcode 4344287).

About China TMK Battery Systems Inc.

Based in Shenzhen, PRC and founded in 1999, TMK manufactures and distributes high rate discharge Nickel Metal Hydride ("Ni-MH") multi-cell batteries in its manufacturing facility located in Shenzhen, China. TMK maintains a diverse roster of large, consumer-focused clients with major production facilities in China. The Company works with its clients throughout the product design cycle to develop and integrate reliable and long-lasting rechargeable power solutions for widely used consumer products, which include home appliances, cordless power tools, medical devices, multiple personal communication devices and electric bicycles segments. The Company is also focused on becoming a supplier of back-up power solutions to the telecommunications industry and for traffic lighting applications. Corporate Information can be found at www.tmk-battery.com and investor information can be found at http://ir.stockpr.com/tmk-battery/

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges, one-time merger cost and employee bonus that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China TMK Battery Systems Inc. Accordingly, management excludes the change in derivative liabilities, certain items related to the cost of the share exchange between China TMK Battery Systems Inc. and Leading Asia on February 10, 2010, which was treated as a reverse acquisition. The Company believes that providing to its investors the non-GAAP measures that management uses is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

Reconciliation of GAAP Net Income to Adjusted Net Income (Unaudited)

Three Months Ended June 30,	2010	2009
GAAP Net (loss) income	$2,269,945	$1,760,509
Non-GAAP
One-time employee incentive related cost	$1,504,220
Change in fair value of derivative liabilities	$(1,060,860)	--
Income tax reduction related to employee incentive compensation	(225,633)
Adjusted Net income	$2,487,672	$1,760,509
Weighted Avg Shares Outstanding - Diluted	36,551,841	25,250,000
Adjusted Earnings Per Share	$0.07	$0.07

Six Months Ended June 30,	2010	2009
GAAP Net (loss) income	$802,578	$3,092,155
Non-GAAP
One-time merger related cost	$1,765,805	--
Change in fair value of derivative liabilities	$664,373	--
One-time employee incentive related cost	$729,257
One-time employee incentive related cost	$774,963
Income tax reduction related to employee incentive compensation	(225,633)
Adjusted Net income	$4,511,343	$3,092,155
Weighted Average Shares Outstanding - Diluted	33,833,547	25,250,000
Adjusted Earnings Per Share	$0.13	$0.12

Cautionary Statement Regarding Forward Looking Information

This press release may contain certain "forward-looking statements" relating to the business of China TMK Battery Systems Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations, including the ability of the Company to significantly increase its Ni-MH battery manufacturing capacity and meet its current backlog of orders; the ability of the Company to introduce new battery types into its product portfolio while developing Lithium-Ion battery production capabilities, sustain aggressive growth in the coming years relative to its peers and position the Company a vertically integrated rechargeable battery supply solution provider; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

For the Company:

Mr. Jin Hu, CFO
Tel: +158-10431091

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net

-- Financial Tables Follow –

Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$926,786	$185,590
Trade receivables, net	7,028,619	2,909,234
Advances to suppliers	248,931	215,689
VAT recoverable	505,770	34,660
Inventories, net Due from related parties	5,663,856	3,973,697 15,204
Prepaid expenses and other receivables Restricted cash	99,137	- 438,780
Total current assets	14,473,099	7,772,854
Property, equipment and construction in progress, net	12,690,024	11,039,703
Advances for property and equipment purchase	17,590,198	16,930,020
Restricted cash	352,488	263,268
Deposit for business acquisition	3,185,452	-
Other assets	98,699	50,804
Total Assets	$48,389,960	$36,056,649

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,962,136	$1,832,737
Accrued liabilities and other payable	323,955	519,129
Customer deposits	266,847	179,272
Wages payable	481,522	556,189
Corporate tax payable	28,704	216,443
Short-term bank loan	3,763,789	4,722,660
Current portion of long-term bank loans	1,236,981	2,451,700
Deferred revenue	18,504	36,854
Due to related parties	1,423,363	17,691
Total current liabilities	11,505,801	10,532,675
Long-term bank loans	10,009,827	9,236,953
Deferred tax liabilities	596,454	593,977
Derivative liability	1,883,117	-
Total Liabilities	23,995,199	20,363,605

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized, 34,171,000 and 25,250,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively Common stock subscribed, 2,717,250 shares at June 30, 2010	36,888	25,250
Additional paid-in capital	10,518,662	1,193,591
Accumulated other comprehensive income	437,617	365,187
Subscription receivables		-
Statutory reserves	1,038,988	1,038,988
Retained earnings (unrestricted)	12,362,606	13,070,028
Total stockholders' equity	24,394,761	15,693,044
Total Liabilities & Stockholders' Equity	$48,389,960	$36,056,649

Consolidated Statements of Income (Unaudited)

	For the Six Months Ended		For the Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue	$30,019,190	$21,278,432	$16,754,718	$11,377,776
Cost of Goods Sold	(23,481,135)	(16,078,400)	(13,375,438)	(8,589,595)
Gross Profit	6,538,055	5,200,032	3,379,280	2,788,181

Operating Costs and Expenses
Selling expenses	732,806	396,304	498,088	204,916
Depreciation	66,579	58,398	49,074	5,618
General and administrative	2,634,622	565,182	811,643	296,056
Research and development	493,394	237,760	328,150	125,751
Total operating expenses	3,927,401	1,257,644	1,686,955	632,341
Income from operations	2,610,654	3,942,388	1,692,325	2,155,840

Other income (expenses):
Interest expense, net	(486,790)	(312,165)	(244,883)	(92,913)
Other expense, net	(60,355)	(678)	26	(81)
Change in fair value of embedded derivative	(664,373)	-	1,060,860	-
Total other income (expenses)	(1,211,518)	(312,843)	816,003	(92,994)

Income before income taxes	1,399,136	3,629,545	2,508,328	2,062,846
Income taxes	(596,558)	(537,390)	(238,383)	(302,337)
Net income	$802,578	$3,092,155	$2,269,945	$1,760,509

Earnings per share - basic $	0.02	$0.12	$0.06	$0.07

Weighed-average shares outstanding, basic	33,175,227	25,250,000	36,111,714	25,250,000

Earnings per share - diluted	$0.02	$0.12	$0.06	$0.07

Weighed-average shares outstanding, diluted	$33,833,547	25,250,000	$36,551,841	25,250,000

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009
Cash Flows From Operating Activities

Net income	$802,578	$3,092,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	405,482	194,468
Common stocks for services provided	856,250
Deferred income	(18,350)
Change in fair value of embedded derivative	664,373
Changes in operating assets and liabilities:
Trade receivables	(4,119,385)	(3,585,167)
Advance to suppliers	(33,242)	(134,813)
Inventories, net	(1,690,159)	(137,438)
Account payable - trade	2,129,399	262,641
Accrued liabilities and other payables	(195,174)	103,989
Customer deposits	87,575	150,244
Other assets	(47,895)	(11,814)
Prepaid expenses and other receivables	(99,137)	-
Wages payable	(74,667)	105,874
Various taxes payable	(658,849)	149,797

Net cash used in (provided by) operating activities	(1,991,201)	189,936

Cash Flows From Investing Activities
Change in restricted cash	349,560	(302,433)
Purchases and advances for property and equipment purchase	(2,626,277)	(6,039,184)
Deposit for Hualian acquisition	(3,185,452)	-
Collection of advances/loans - related parties	15,204	10,806
Advances/loans - related parties	-	-
Collection of short-term loan receivable	-	1,173,520
Net cash used in investing activities	(5,446,965)	(5,157,291)

Cash Flows From Financing Activities
Borrowing from bank notes		2,931,400
Repayment of bank notes		(1,069,961)
Borrowing from bank loans	3,157,422	9,320,237
Repayment of bank loans	(4,624,782)	(4,458,876)
Net proceeds from share issuance	9,699,203	-
Distribution to owners	-	(1,476,622)
Distribution to former owners	(1,504,180)	-
Proceeds from related parties	1,421,235	385
Repayment to related parties	(17,691)	(8,610)
Net cash provided by financing activities	8,131,207	5,237,953

Effect of exchange rate changes on cash	48,155	(14,234)
Net increase (decrease) in cash and cash equivalents	741,196	256,364
Cash and cash equivalents, beginning of period	185,590	186,463
Cash and cash equivalents, end of period	$926,786	$442,827
	-	-

Supplemental disclosure information:
Income taxes paid	$784,297	$443,384
Interest paid	$486,920	$312,615